Exhibit 10.1

November 29, 2017

Anthony Lopez

10475 Carriage Club Drive

Lone Tree, CO 80124

Dear Tony,

We are pleased to confirm your offer of employment for the position of Vice President, Chief Accounting Officer and Controller with BioScrip, Inc. (together with its subsidiaries, the “Company”), reporting to Steve Deitsch, SVP, Chief Financial Officer and Treasurer, effective November 29, 2017.

This offer includes a bi-weekly salary of $10,576.93, subject to applicable taxes and other withholdings.  You will not accrue paid time off (PTO); PTO is discretionary at this level. You will be eligible to take time off from work, without reduction in salary, in accordance with Company policy applicable to executives.

Additionally, you will be eligible to participate in the Share the Rewards Incentive Plan. You will be eligible for a bonus of up to forty (40%) of your base salary in accordance with the terms of that program, which may be amended from time to time at the Company’s sole discretion. Additional details regarding the program will be provided to you.

In the event of the termination of your employment by the Company (or any successor) other than for “Cause” or your termination of your employment for “Good Reason”, each as defined in the attached Severance Agreement (attached as Exhibit A), upon execution of the Company's standard Separation and Release Agreement, you will be entitled to receive severance payments in accordance with the terms of the attached Severance Agreement.

Subject to approval of the Compensation Committee of the Board of Directors, you will be granted options to purchase 52,126 shares of the Company’s common stock, par value $0.0001 per share. The options would vest at a rate of one-third per year over three years commencing on the first anniversary of the grant date.

During the term of your employment, you will be permitted to participate in all employee benefits plans, policies, and practices now or hereafter maintained by or on behalf of the Company, commensurate with your position and level of individual contribution, including reimbursement of the cost of continuing professional education, and, as it relates to equity-based compensation, at the Company’s and the Board of Director’s discretion. As a point of clarification, you will be eligible for medical coverage under our benefits programs on the first day of the month following 30 days of employment.

This offer is contingent upon the satisfactory results of your reference check, background check, and confidential drug screening examination.  Following return of your signed offer documents, you will be provided with a link to complete an online profile, authorize pre-employment screenings and complete a drug test.  Please be advised you will need to complete your background check profile within two days of accepting your offer of employment and complete your drug screen within three business days of selecting a site.  Delays may interfere with your anticipated start date or result in a withdrawal of your offer of employment.

As a condition of employment, you also will be required to review, complete, and sign the enclosed Restrictive Covenants Agreement.

In accordance with federal immigration law, you will be required to provide documentary evidence of your identity and eligibility to work in the United States. You will have three business days from your first day of employment to complete an I-9 Form and furnish the required documentation as a condition of continued employment.

By signing below, you represent and warrant to the Company that you are not a party to any written or oral agreement, understanding, or arrangement that would prevent you from fully and properly performing your employment duties for the Company (e.g., you are not subject to any noncompete or nonsolicitation covenants or agreements, nor are you subject to any invention, proprietary rights, or confidentiality agreements or obligations that would prevent you from doing what you are supposed to do for the Company). The enclosed Reminder Regarding Proper Treatment of Your Former Employer’s Property and Information, provides additional information regarding the Company’s understanding and expectations. If you are unable to make the representations contained in this Paragraph, you must immediately provide to me a written explanation of your reasons, as well as a copy of any applicable documents, including, but not limited to, any restrictive covenant agreements to which you are a party. Under these circumstances, the nature and extent of any restrictions on your ability to perform your job for the Company will need to be evaluated before the Company can hire you.

For clarification and the protection of both you and the Company, you acknowledge that this letter and the enclosed documents represent the sole agreement between you and the Company relating to the terms of the Company’s offer of employment to you. This letter supersedes all other promises, representations, and/or understandings relating to the Company’s prospective employment of you. You also acknowledge that your employment with the Company is “at will,” meaning that both you and the Company may terminate the employment relationship at any time and for any reason, with or without advance notice. No Company representative has the authority to enter into any agreement with you to the contrary, with the exception of the Company’s Vice President of Human Resources who may only do so in a writing signed by both you and the Vice President of Human Resources.

Congratulations again on your offer to join BioScrip, Inc. To confirm your acceptance of this offer, please sign this letter and the applicable enclosures and return to TalentAcquisition@Bioscrip.com by November 29, 2017. Please be advised that your failure to return the executed documents to me by that date will result in the withdrawal of this offer. If you have any questions please do not hesitate to call me.

Sincerely,

/s/ Steve Deitsch

Steve Deitsch

SVP, Chief Financial Officer and Treasurer

BioScrip, Inc.

I accept the offer as stated.

/s/ Anthony Lopez	11/30/17
Anthony Lopez	Date signed

Enclosures:	New Hire Form
Reminder Regarding Proper Treatment of Your Former Employer’s Property and Information
Voluntary Self-Identification of Disability
Invitation to Self-Identify under VEVRAA
Restrictive Covenants Agreement
Severance Agreement

SEVERANCE AGREEMENT

(Exhibit A to Offer Letter of Anthony “Tony” Lopez)

This will confirm the agreement between Anthony “Tony” Lopez (“You”) and BioScrip, Inc. (together with its subsidiaries, the “Company”) that, if You are terminated by the Company other than for “Cause” or if you terminate your employment with the Company for “Good Reason” (each as defined below), upon execution and return to the Company of the Company’s standard Separation and Release Agreement (provided You execute and return the Separation and Release Agreement by the 60th day following your date of separation of employment with the Company (the “Separation Date”) and You do not exercise any right of revocation that You may have under such Separation and Release Agreement), You will be entitled to receive salary continuation payments in accordance with the terms of this Severance Agreement for fifty-two (52) weeks following the effective date of the Separation and Release Agreement (the “Severance Period”).

The salary continuation payments shall be subject to applicable taxes and other lawful withholdings. The payments shall commence as soon as administratively practicable following the effective date of the Separation and release Agreement (but no later than the 90th day following the Separation Date), and shall be payable in accordance with the Company’s normal payroll schedule and practices in equal installments for the Severance Period.

For purposes of this Severance Agreement, “Cause” shall mean any of the following: (a) your gross negligence, insubordination, or intentional misconduct in connection with the performance of your job duties, (b) your conviction of, or plea of guilty or nolo contendere to, any felony or crime involving moral turpitude, (c) your violation of the Company’s substance abuse policy, (d) your breach of any material provision of this or any other agreement between You and the Company which remains uncured for a period of 30 days following your receipt of written notice from the Company of such breach, or (e) your violation of any rule or regulation of any government agency, or self-regulatory body, applicable to the Company’s business.

For purposes of this Agreement, “Good Reason” means the existence without your written consent of any one or more of the following conditions that continue for more than 45 days following your written notice of such condition(s) to the Chief Executive Officer (“Cure Period”): (i) a material adverse change in or reduction of your title, authority, duties and responsibilities; (ii) a material reduction in your base salary; or (iii) all or substantially all of the assets of the Company are purchased, and within 60 days of the consummation of such transaction the purchaser neither adopts this Severance Agreement nor offers you a severance agreement on substantially equivalent economic terms to this Severance Agreement, provided, however, that you must (x) deliver such written notice within 30 days following your learning of one of the conditions, and (y) you must cease employment within 30 days after the end of the Cure Period.

Except as expressly provided herein, upon separation from employment with the Company for any reason, whether voluntarily or involuntarily, You shall be entitled only to your base salary earned through the Separation Date and any accrued, but unpaid business expenses owed pursuant to Company policy and any amounts earned but unpaid under any written retention bonus agreement between you and the Company, and You shall not be entitled to any further base salary or any applicable bonus, benefits, or other compensation for that year or any future year, and no other benefits shall accrue or vest subsequent to such date, except as may be required by applicable law or provided in an applicable benefit plan or program.

To the extent that any regulations or other guidance issued under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), would result in your being subject to payment of taxes, interest, or penalties under Section 409A, You and the Company agree to use our best efforts to amend this Severance Agreement in order to avoid or limit the imposition of any such taxes, interest, or penalties, while maintaining to the maximum extent practicable the original intent of the applicable provisions; provided, however, that the Company does not guarantee that You will not be subject to taxes, interest, or penalties under Section 409A with respect to any payments made pursuant to this Severance Agreement.

References to termination of employment or similar terms hereunder shall mean a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, the right to each salary continuation payment hereunder shall be treated as a right to a separate payment. It is intended that salary continuation payments (in the order received) shall be considered exempt from the application of Section 409A to the extent they may be characterized as either short-term deferrals (as defined in Treasury Regulation § 1.409A-1(b)(4)) or involuntary separation pay (as defined in Treasury Regulation § 1.409A-1(b)(9)), and this Severance Agreement shall be construed accordingly.

This Severance Agreement shall remain in effect and be binding upon any successor or assign of the Company, including any entity that (whether directly or indirectly, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) is the survivor of the Company or that acquires the Company and/or substantially all the assets of the Company, and such successor entity shall be deemed the “Company” for purposes of this Severance Agreement.

This Severance Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof. This Severance Agreement shall be construed in accordance with, and its interpretation shall otherwise be governed by, the laws of the State of Colorado, where the Company is headquartered, without giving effect to principles of conflicts of law.

Kindly signify your agreement to the foregoing by signing below and forwarding an executed copy for our files.

By:	/s/ Bettyanne Rosa
Bettyanne Rosa
Senior Vice President, Human Resources

Agreed and Accepted

on this 29th day of November, 2017

/s/ Anthony “Tony” Lopez
Anthony “Tony” Lopez

cc:	Kathryn Stalmack, Senior Vice President and General Counsel

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